For Immediate Release
Corel Ends Discussions with Third Party Regarding Potential Sale
OTTAWA, October 22, 2008 — Corel Corporation (NASDAQ: CREL; TSX: CRE), a leading developer of graphics, productivity and digital media software (“Corel”), today announced that discussions with a third party regarding a potential sale of Corel have ceased. These discussions were previously announced in Corel’s press release issued Wednesday, August 20, 2008.
Corel’s Board of Directors will continue to focus on maximizing shareholder value as an independent company and will also continue to evaluate all strategic alternatives as they may arise.
For a discussion of many of the risks and uncertainties pertaining to ownership of Corel shares, please refer to Corel’s Annual Report on Form 10-K for the year ended November 30, 2007, on file with the Securities and Exchange Commission.
About Corel
Corel is one of the world’s top software companies with more than 100 million active users in over 75 countries. We develop software that helps people express their ideas and share their stories in more exciting, creative and persuasive ways. Through the years we’ve built a reputation for delivering innovative, trusted products that are easy to learn and use, helping people achieve new levels of productivity. The industry has responded with hundreds of awards for software innovation, design and value.
Our award-winning product portfolio includes some of the world’s most widely recognized and popular software brands, including CorelDRAW® Graphics Suite, Corel® Painter™, Corel DESIGNER® Technical Suite, Corel® Paint Shop Pro® Photo, VideoStudio®, WinDVD®, Corel® WordPerfect® Office and WinZip®. Our global headquarters are in Ottawa, Canada, with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan.
© Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Painter, Corel DESIGNER, VideoStudio, WordPerfect, WinDVD, WinZip, iGrafx and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.
CRELF
Corel Corporation
Catherine Hughes, 613-728-0826 x1659 (Press)
catherine.hughes@corel.com
or
Wayne Penney
613-728-0826 x1963 (Investor Relations)
wayne.penney@corel.com